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                                                           Exhibit 99.1

NEWS RELEASE

425 Meadow Street                       Daniel S. Frey
Chicopee, MA  01013                     Chief Financial Officer
(413) 536-1200

                                        SPALDING HOLDINGS CORPORATION
                                        ANNOUNCES 2001 FIRST QUARTER RESULTS

CHICOPEE, MASSACHUSETTS, MAY 15, 2001 - Spalding Holdings Corporation (the "Company"), the parent of Spalding Sports Worldwide, Inc. ("Spalding"), today reported earnings for the fiscal quarter ended March 31, 2001 ("2001 first quarter").

SIX CONSECUTIVE QUARTERS OF OPERATING INCOME IMPROVEMENT

Income from operations improved for the sixth consecutive quarter as compared to the corresponding quarter of the prior year. The positive growth achieved in both sales and operating income versus the first quarter ended April 1, 2000 ("2000 first quarter") was achieved despite a significant reduction in rounds of golf played due to poor weather, weaker than expected foreign currency rates and increasing competition in the golf ball market.

Income from operations improved by 22% to $8.1 million as compared to the 2000 first quarter, driven by a slight sales increase and a significant reduction in selling, general and administrative expenses. The expense reduction was due to lower bad debt expense and cost-cutting measures implemented by Spalding.

Net sales for the 2001 first quarter were $108.0 million as compared to $107.0 million for the 2000 first quarter, representing an increase of $1.0 million, or 1%. This sales increase was driven primarily by golf clubs (driven by Ben Hogan(R) Apex Edge(TM) and Top-Flite(R) XL 2000(TM) irons) and sporting goods products (driven by the new Spalding(R) Infusion(TM) basketball). Excluding the translation impact of weaker foreign currencies, net sales grew 3%.

For the 2001 first quarter gross profit decreased 8% to $49.3 million versus $53.3 million in the 2000 first quarter. Gross margin (gross profit as a % of sales) declined by four percentage points, from 50% in the first quarter of 2000 to 46% for the most recent quarter. The decrease in gross margin percentage was due to a planned shift in Spalding's sales mix driven by new products launched in the golf club and sporting goods areas. Weaker foreign currencies also contributed to the margin decrease, as many of the products sold by Spalding's foreign subsidiaries have costs denominated in U.S. dollars.

The weaker foreign currencies also caused Spalding to recognize a foreign exchange loss of $2.7 million, $2.1 million unfavorable to the same period in the prior year.

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, extraordinary items, noncash and nonrecurring items and net currency gains/losses. Adjusted EBITDA is included as a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to this measure. Adjusted EBITDA was $12.2 million for the 2001 first quarter as compared to $12.1 million for the 2000 first quarter.

NEW PRODUCTS

Consistent with its goal of driving innovative new technology and quality products, Spalding launched several new products during the 2001 first quarter, which received strong trade acceptance, including:

         -the Spalding(R) Infusion(TM) basketball (featuring a built-in pump),

         -Ben Hogan(R) Apex Edge(TM) golf clubs (designed for the mid-to-higher handicap golfer),

         -the Strata(R) Tour Ultimate(TM) golf ball (with a unique tungsten energy core for professional spin and distance),

         -Top-Flite(R) XL 2000(TM) irons (featuring titan steel and a larger "sweet spot"), and

         -Spalding(R) XFL footballs.
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Jim Craigie, Spalding's President & CEO stated, "Spalding's ability to deliver consistent growth in operating income despite increasing competition in the sporting goods industry reflects our commitment to innovative new products backed by strong advertising and promotion campaigns."

In 2000, Spalding entered into a contract with XFL, LLC, a joint venture between World Wrestling Federation Entertainment, Inc. ("WWF") and the National Broadcasting Company ("NBC") to be the sole provider of a line of official balls for its new professional football league called the XFL. On May 10, 2001, the WWF and NBC announced they are discontinuing the XFL. Currently, the Company is assessing the impact of that announcement on its net sales, inventory levels and overall financial position. Spalding's management does not believe that the discontinuance of the XFL will have a material impact on the Company's consolidated financial position or results of operations when taken as a whole.

LIQUIDITY

On January 25, 2001 the Company announced that its Secured Credit Facility had been amended. The amendment, which was approved by a majority vote of the participating lenders on January 24, 2001 allows for an additional $35.0 million of funding, while also modifying certain covenant compliance measurements.

Since the time of the amendment, the Company's seasonal need for cash flow has utilized much of the total credit availability, including the additional availability obtained in January. The Company has invested significant funds to purchase inventory in anticipation of demand during the spring and summer. Additionally, significant investments in marketing have been made to support the new products noted above.

As with the introduction of most new consumer products, the initial investment required in marketing support and inventory purchases have come before significant revenues from the sales of such products can be realized, and this has placed a significant drain on the Company's financial resources.

The Company has implemented several measures to conserve its cash flow and meet its payment obligations. As a result of these actions, the Company believes that its existing credit facilities, together with cash generated from operations, will be sufficient to fund the Company's business needs. There can be no assurance, however, that these measures will be successful to the extent necessary for the Company to remain current on its obligations or that the Company will remain in compliance with the covenants in its credit facility.

Availability under the Company's U.S. credit facilities was $22.9 million at March 31, 2001.

Founded in 1876, Spalding is a leading manufacturer and licensor of branded consumer products serving the golf and sporting goods markets under the Spalding(R), Top-Flite(R), Ben Hogan(R), Strata(R), Etonic(R) and Dudley(R) brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of professional quality recreational and athletic goods, including products used in golf, basketball, softball, volleyball, soccer and football.

Certain matters discussed in this press release are forward-looking statements based on the Company's current expectations and estimates as to prospective events about which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See Spalding Holdings Corporation's cautionary statement relating to forward-looking statements filed with the Securities and Exchange Commission on Form 8-K on November 7, 2000.
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                 SPALDING HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

       FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 2001 AND APRIL 1, 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)




                                                          THREE MONTHS ENDED
                                                      -------------------------
                                                      MARCH 31,        APRIL 1,
                                                         2001            2000
                                                      ---------       ---------
                                                             (UNAUDITED)
NET SALES ......................................      $ 107,992       $ 107,003

   Cost of sales ...............................         58,706          53,747
                                                      ---------       ---------

GROSS PROFIT ...................................         49,286          53,256

   Selling, general and administrative expenses          43,861          48,855
   Royalty income, net .........................         (2,710)         (2,265)
                                                      ---------       ---------

INCOME FROM OPERATIONS .........................          8,135           6,666

   Interest expense, net .......................         15,891          14,648
   Currency loss, net ..........................          2,681             578
                                                      ---------       ---------
   LOSS BEFORE INCOME TAXES ....................        (10,437)         (8,560)

   Income tax benefit ..........................         (2,609)         (2,823)
                                                      ---------       ---------


NET LOSS .......................................      $  (7,828)      $  (5,737)
                                                      =========       =========